Exhibit 10.22

FIRST AMENDMENT OF LEASE

BETWEEN:	BOP 1801 CALIFORNIA STREET LLC, and BOP 1801 CALIFORNIA STREET II LLC both a Delaware limited liability company, 1801 California Street, Suite 200 Denver, Colorado 80202	(collectively “Landlord”)

AND:	IBOTTA, INC. a Delaware corporation 1801 California Street, Suite 2200 Denver, Colorado 80202	(“Tenant”)

FOR PREMISES IN:	1801 CALIFORNIA STREET Denver, Colorado 80202	(“Building”)

DATE:	June 28, 2017	(to be dated upon Landlord’s execution)
LANDLORD AND TENANT, in consideration of the covenants herein contained, hereby agree as follows:
1.Definitions. In this First Amendment of Lease (“Amendment”):
(a)“Lease” means the Lease of Office Space between Landlord and Tenant dated, October 27, 2015 (the “Original Lease”), and this Amendment dated of even date hereof, including all Exhibits attached to the foregoing.
(b)“Current Premises” means 37,710 rentable square feet located on the 4th Floor of the Building as described in Subsection 1.01(r) of the Original Lease, and as further shown on Exhibit A of the Original Lease.
(c)“Expansion Premises” means 38,356 rentable square feet located on the 3rd Floor of the Building as shown on “Exhibit A”, attached hereto and incorporated herein, to be added to the Premises, at Tenant’s election, in two (2) phases (each referred to as a “Phase” or collectively as “Phases”) as further described hereafter, which Expansion Premises shall be subject to the following terms and conditions:
(i)“Expansion Premises Delivery Date” means July 3, 2017, upon which Landlord will deliver to Tenant the entire Expansion Premises.
(ii)“Expansion Premises Commencement Date” means the earlier of (i) the date that Tenant commences business from any portion of the Expansion Premises; or (ii) December 1, 2017.
(iii)“Expansion Premises Rent Concession Period” means from the Expansion Premises Commencement Date through June 30, 2018, during which time no Annual Rent or Occupancy Costs will be due or payable on the Expansion Premises.

(iv)“Expansion Premises Term” means a period beginning on the Expansion Premises Commencement Date and shall be coterminous with the Term of the Original Lease as extended pursuant to the terms and conditions of this Amendment.
(d)“Phase 1”, means that portion of the Expansion Premises, consisting of 18,653 rentable square feet as shown on the Exhibit A, to be added to the Premises pursuant to the following terms and conditions:
(i)“Phase 1 Allowance” means One Million One Hundred Nineteen Thousand One Hundred Eighty and no/100 Dollars ($1,119,180.00) (based on Sixty and no/100 Dollars ($60.00) per rentable square foot in the Phase 1 Expansion Premises).
(ii)“Phase 1 Commencement Date” means the earlier of (i) the date that Tenant commences business from the Phase 1 Expansion Premises; or (ii) December 1, 2017.
(e)“Phase 2” means that portion of the Expansion Premises, consisting of 19,703 rentable square feet as shown on Exhibit A, to be added to the Premises pursuant to the following terms and conditions:
(i)“Phase 2 Expansion Premises Allowance” means One Million One Hundred Eighty Two Thousand One Hundred Eighty and no/100 Dollars ($1,182,180.00) (based on Sixty and no/100 Dollars ($60.00) per rentable square foot in the Phase 1 Expansion Premises).
(ii)“Phase 2 Commencement Date” means the earlier of (i) the date that Tenant commences business from the Phase 2 Expansion Premises; or (ii) December 1, 2018.
(f)“Extended Term” means a two year period commencing on November 1, 2023 and continuing through October 31, 2025.
(g)“Early Occupancy Period” shall have the meaning set forth in Section 3.02 of the Original Lease, and such Early Occupancy Period shall apply to the Expansion Premises.
(h)“Premises” as that term is previously defined in Subsection 1.01(r) of the Original Lease shall be deleted and substituted upon the Expansion Premises Delivery Date with the following:
(i)“Premises” means 76,066 rentable square feet consisting as shown on Exhibits A.
(i)“Existing Tenants’ Superior Rights” means the superior rights of existing tenants as of the Effective Date to Tenant’s Rights of First Refusal as described in Paragraphs 9 below.

(j)“Pro Rata Share” means 5.783% as of the Expansion Premises Commencement Date, and hereby replaces the definition contained in Subsection 1.01(s) of the Original Lease.
(k)“Effective Date” means the date that both Landlord and Tenant execute this Amendment, and on which the terms and conditions, and obligations related thereto, shall become binding upon Landlord and Tenant.
The terms and conditions described in the above definitions are hereby fully incorporated into the terms and conditions of the Original Lease. All other words and phrases, unless otherwise defined herein, shall have the meaning attributed to them in the Original Lease.
2.Extended Term. The Term of the Original Lease is hereby extended through the Extended Term. Tenant shall retain its Extension Option as provided in Article 23.00 of the Original Lease.
3.Premises. On the Expansion Premises Delivery Date, for all purposes of the Lease hereafter, the Premises shall have the meaning set forth in subparagraph 1(h) above.
4.Expansion Premises. On the Expansion Premises Delivery Date, subject to Landlord’s obligation to provide Tenant the Expansion Premises Allowance, and to perform “Landlord’s Work” as described below, Tenant shall be deemed to have accepted the Expansion Premises in its “as-is” condition. Tenant shall have the right to access the Expansion Premises during the Early Occupancy Period for purposes of performing “Tenant’s Work” as described below. Tenant accepts the Expansion Premises to hold during the Term on the same terms and conditions as are contained in the Original Lease except as otherwise provided herein. Landlord represents to its actual knowledge (a) that the electrical, plumbing, life safety and other systems of the Building in their current configuration are in good, working order and condition and are in compliance with all applicable laws, and (b) that the Common Areas of the Building available to all tenants in their current configuration are in compliance with all applicable laws.
5.Expansion Premises Annual Rent. In addition to the Annual Rent required under Section 4.01 of the Original Lease, Tenant shall pay to Landlord in the manner required by Section 4.01, the following Annual Rent:

Time Period (full month)	Rate Per RSF	Expansion Premises Annual Rent	Expansion Premises Monthly Installments
Commencement Date– Expansion Premises Rent Concession Period	$00.00	$00.00	00.00
07/01/18 – 11/30/18	$22.00	$421,916.04	$35,159.67
12/01/18 – 09/31/19	$22.50	$863,010.00	$71,917.50
10/01/19 – 09/30/20	$23.00	$882,188.04	$73,515,67
10/01/20 – 09/30/21	$23.50	$901,365.96	$75,113.83
10/01/21 – 09/30/22	$24.00	$920,544.00	$76,712.00
10/01/22 – 10/31/23	$24.50	$939,722.04	$78,310.17

* Based on 19,178 rentable square feet
Notwithstanding the Expansion Premises Rent Concession Period, Tenant agrees that its obligation to pay the Annual Rent and Occupancy Costs (as described hereafter) payments abated hereunder on the Expansion Premises during the Expansion Premises Rent Concession Period, shall continue throughout the Term of the Lease; provided, however, that such amounts shall only become due and payable if Tenant commits an Event of Default and Landlord commences an action to recover Rent and/or possession of the Premises. If an Event of Default exists hereunder pursuant to Article 19.00 of the Original Lease, after any cure period and Landlord commences an action to recover Rent and/or possession of the Premises, then the unamortized portion (amortized on a straight line basis commencing from the expiration of the Expansion Premises Rent Concession Period over the remaining Term of the Lease) of abated Annual Rent and Occupancy Costs payments not collected by Landlord during the Expansion Premises Rent Concession Period shall, as of the date of such Event of Default, become immediately due and payable with interest on such sums at the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by law from the date of the Event of Default. Annual Rent during the Expansion Premises Rent Concession Period shall be calculated at $22.00 per rentable square foot of space in the entire Expansion Premises. Occupancy Costs during the Expansion Premises Rent Concession Period shall be calculated in accordance with the Original Lease. Tenant’s obligation for payment of abated Annual Rent and Occupancy Costs not collected during the Expansion Premises Rent Concession Period (which shall only apply if Tenant commits an Event of Default beyond any applicable notice and cure period and Landlord commences an action to recover Rent and/or possession of the Premises) shall be independent of and in addition to Landlord’s other damages pursuant to Article 19.00 of the Original Lease.
If the Commencement Date occurs prior to December 1, 2017, then Tenant shall be obligated to pay an amount equal to the monthly installment of Annual Rent at the $22.00 Annual Rent rate described above, prorated on a daily basis in accordance with the procedure set forth in Section 4.05.
6.Extended Term Annual Rent. During the Extended Term, Tenant shall pay Annual Rent for the Extended Term based on the entire Premises in the following amounts:

Time Period (full month)	Rate Per RSF	Annual Rent	Monthly Installments
11/01/23 – 10/31/24	$25.00	$1,901,649.96	$158,470.83
11/01/24 – 10/31/25	$25.50	$1,939,683.00	$161,640.25
7.Occupancy Costs. Subject to the Expansion Premises Rent Concession Period, during which all Occupancy Costs shall be abated on the Expansion Premises, Tenant shall pay its Pro Rata Share of Occupancy Costs for the Premises (as redefined pursuant to Subparagraph 1(h) above) at the times and in the manner as payments of Occupancy Costs are to be made pursuant to Section 4.02 of the Original Lease. Notwithstanding the foregoing, for the period from July 1, 2018 through November 30, 2018, Tenant’s obligation to pay Occupancy Costs on the Expansion Premises shall be based on 19,178 rentable square feet.

8.Alterations by Tenant. Section 7.03(b) of the Original Lease is hereby amended as follows:
“(b)    except for nonstructural, interior changes, additions and improvements to the Premises costing Fifty Thousand Dollars ($50,000.00) or less in the aggregate during any given calendar year (“Minor Alterations”), be made only with the prior written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed),”
9.Expansion Premises Improvements
(a)Expansion Premises Improvements. Subject to Tenant’s right to elect to construct the improvements to the Expansion Premises in two Phases as provided below, Landlord shall provide to Tenant the Expansion Premises Allowance for the payment of Tenant’s Work in the manner provided and pursuant to the terms and conditions contained in Section 22.01 and Exhibit D of the Original Lease. Tenant will utilize Landlord’s designated design consultants for the design of Tenant’s mechanical, electrical, plumbing, and structural work, including the reinforcing of the floor (if required) in areas reasonably approved by Landlord, so long as the fees charged for such contractors are comparable to the market rates for similar services by comparable professionals in comparable class office buildings in the Central Business District. Tenant acknowledges that the cost of Landlord’s design consultants for Tenant’s construction of the initial Premises was reasonable. Tenant shall have the right to use up to Three Hundred Eighty Three Thousand Five Hundred Sixty and no/100 Dollars ($383,560.00) towards Tenant’s Moving Costs as defined in Section 22.01 of the Original Lease. Except as provided herein, the remaining terms and conditions of Section 22.01 and Exhibit D of the Original Lease shall apply to Tenant’s Work, for the Expansion Premises Allowance and the disbursement thereof, expressly including Landlord’s right to deduct from the Expansion Premises Allowance Landlord’s fee (1% of all hard costs) relating to Landlord’s supervision of Tenant’s construction of Tenant’s Work. If there shall be any delay in the completion of Tenant’s Work due to a Landlord Delay as defined in Exhibit D of the Original Lease, then the Expansion Premises Rent Concession Period shall be extended by the number of days of any such Landlord Delay.
(b)Phased Construction. Tenant shall have the right to construct Tenant’s Work to the Expansion Premises in two (2) Phases (Phase 1 and Phase 2) as shown on Exhibit A, provided Tenant provides Landlord written notice thereof prior to the commencement of any Tenant’s Work. In the event that Tenant so elects, Tenant’s Work on Phase 2 will not be commenced prior to the substantial completion of Phase 1. Landlord will distribute the Phase 1 Allowance and Phase 2 Allowance in three disbursements each upon completion of 35%, 70% and 100% of the construction for each respective Phase. Except as provided herein, Landlord shall have no obligation to distribute more than the Phase 1 Allowance as it relates to the construction of Phase 1. Notwithstanding the foregoing, during the initial phase of construction, Tenant will be installing lights, ceiling tile and grid, and life safety system over the entire Premises, and Landlord will disburse the funds in installments for such improvements as they are completed in the manner described above. Tenant shall have the right to use up to Ten and no/100 Dollars ($10.00) per rentable square foot in each respective Phase towards Moving Costs for the respective Phase. Subject to Unavoidable Delay, Tenant shall be obligated to complete any Phase 2 improvements on or before November 30, 2018. Except as provided herein, the remaining terms and conditions of Section 22.01 and Exhibit D of the Original Lease, shall apply to Tenant’s Work for each respective Phase and the disbursement thereof, expressly including Landlord’s right to deduct from the Phase 1 Allowance and the Phase 2 Allowance, as applicable, Landlord’s fee (1% of all hard costs) relating to Landlord’s supervision of Tenant’s construction of Tenant’s Work for each Phase. All requests for reimbursement in connection with the completion of the improvements for each Phase shall be submitted by Tenant to Landlord as provided herein, but in no case later than two hundred and ten (210) days following the Phase 1 Commencement Date as it relates to the Phase 1 Allowance, and the Phase 2 Commencement Date as it relates to the Phase 2 Allowance. In the event Tenant fails to submit invoices for reimbursement on or before the expiration of such two hundred and ten (210) day period as it relates to each Phase, Tenant shall forfeit its right to any remaining portion of the Allowance related to such Phase not requested prior to the expiration of such 210 day period. In addition to the Phase 1 Allowance and Phase 2 Allowance, Landlord will provide Tenant twelve cents ($.12) per rentable square foot for a space planning allowance, which amount shall be paid by directly to Tenant’s space planner, within thirty (30) days of receipt from Tenant of an invoice from Tenant’s architect for such space planning.
(c)Landlord’s Work. At Landlord’s sole cost and expense, Landlord shall be responsible for renovating the men’s and women’s restrooms on the 3rd floor of the Building to current ADA compliant standards (“Landlord’s Work”). Landlord’s work shall be completed in a good and workmanlike manner and in compliance with all applicable laws. Landlord shall have the right to perform Landlord’s Work in conjunction with Tenant’s Work, and the parties agree to use commercially reasonable efforts to coordinate Landlord’s Work and Tenant’s Work to minimize any interference or delay in the completion of each other’ respective work. Except as provided herein, the remaining terms and conditions of Section 22.01 and Exhibit D of the Original Lease shall apply to Landlord’s Work.
10.Right of First Refusal. Subject to any and all Existing Tenants’ Superior Rights to the “2nd Floor Refusal Space”, then subject to the terms and conditions of this Paragraph, Tenant will have a right of first refusal on any or all of the remaining vacant 7,832 rentable square feet located on the 2nd Floor of the Building (“2nd Floor Refusal Space”). Landlord will provide Tenant notice of any proposal that Landlord is prepared to accept from a “bona fide” third party for any or all portion of the 2nd Floor ROFR Space (“ROFR Proposal”), and the terms and conditions of Article 25.00 of the Original Lease shall apply to the 2nd Floor Refusal Space.
11.Right of First Offer. Tenant’s Right of First Offer as described in Article 26.00 of the Original Lease is deleted in its entirety.

12.Letter of Credit. Section 28.14 of the Original Lease is hereby amended as follows:
“Within forty-five (45) days after the Effective Date of this Amendment, Tenant shall deliver to Landlord an amended letter of credit (“Amended Letter of Credit”), in a form similar to and replacing the existing Letter of Credit, increasing the amount of the existing Letter of Credit from Two Million and no/100 Dollars ($2,000,000.00) to Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00), issued by Silicon Valley Bank, or another national bank, naming Landlord as beneficiary. Provided an Event of Default has not occurred (beyond any applicable notice and cure period), the Amended Letter of Credit shall decline annually by Three Hundred Fifty Thousand and no/100 Dollars ($350,000.00) (rather than the $500,000.00 as provided in Section 28.14 of the Original Lease) commencing on the first anniversary of the expiration of the Expansion Premises Rent Concession Period, and each annual anniversary thereafter, until such time as the amount of the Letter of Credit is reduced to zero ($0.00). Except as amended herein, all other terms and conditions of Section 28.14 of the Original Lease shall apply to the Amended Letter of Credit”.
13.Brokerage Commission. Landlord and Tenant each agree to indemnify and hold the other harmless from and against all broker’s or other real estate commissions or fees incurred by the indemnifying party or arising out of its activities with respect to this Amendment. Landlord is represented by Nicholas Pavlakovich of Cushman & Wakefield, Inc. and Tenant is represented by Ken Gooden of Jones Lang LaSalle Brokerage, Inc., and Ryan Arnold of Tributary Real Estate (“Tenant’s Brokers”) (collectively the “Brokers”). Landlord and Tenant each hereby represent and warrant to the other that it does not recognize and has not used any broker other than the Brokers with respect to this Amendment and the negotiation hereof. Landlord hereby agrees to pay Brokers a commission per a separate agreement between Landlord and Brokers.
14.Monument Signage. Landlord shall, at Landlord’s sole cost and expense, include Tenant’s name on the monument sign located on the plaza of the Building, provided (a) the size, type print and location on the monument sign will be determined by Landlord; (b) if Tenant is not one of the six (6) largest tenants in the Building, Landlord shall have the right to provide Tenant written notice that Landlord will be removing Tenant’s name from the monument sign at Landlord’s sole cost and expense (for the avoidance of doubt, Landlord confirms that as of the Expansion Premises Delivery Date, Tenant will be one of the six (6) largest tenants in the Building and shall have its name included on the monument sign by the Expansion Premises Delivery Date); and (c) Landlord shall retain the right to remove or alter the monument sign at any time and, and in the event such alteration reduces the available signage on such monument sign, terminate Tenant’s right to have its name included on any future or revised monument sign, provided Landlord terminates the monument rights of all other tenants whose square footage is less than Tenant’s.
15.Termination Option. Tenant shall retain its Termination Option as described in Article 27.00 of the Original Lease as it relates to the entire Premises provided all unamortized amounts described in Subsection 27.02(d)(i) through (iv) (including the Rent abated during the Expansion Premises Rent Concession Period), plus the additional four (4) months of gross Rent shall also apply to the Expansion Premises.
16.Parking. Within thirty (30) days after the Expansion Premises Commencement Date, Tenant shall be have the right to lease its pro-rata share of parking spaces in the Parking Garage as described in and pursuant to Subsection 28.26 of the Original Lease for the Expansion Premises at the then existing current market rates. Upon Landlord completing the scheduled sprinkler work in the Parking Garage, Tenant shall have the right to lease reserved parking space number 255 in the Parking Garage pursuant to the terms and condition of Subsection 28.26 of the Original Lease; provided that if Landlord has not completed such sprinkler work by July 31, 2017, then Tenant shall have the option to lease parking space number *** in the Parking Garage at the then current market rate until such time as parking space number 255 becomes available.
17.Invoices for Additional Services. Section 6.05(a) of the Original Lease is hereby amended to provide that Tenant shall have thirty (30) days from the receipt of any invoice for additional services to make payment of such invoice to Landlord.
18.Confirmation of Existing Terms. Except as specifically provided herein, the terms and conditions of the Original Lease shall apply to the Expansion Premises. For purposes of avoidance of doubt, Landlord’s obligation to provide the Building Services as provided in Section 6.02; and Tenant’s right to its pro-rata share of riser space as provided in Section 22.01.
19.Conflicting Terms. In the event any term or condition of this Amendment conflicts with any term or condition of the Original Lease, the terms of this Amendment shall control.
20.Lender Approval. This Amendment is subject to lender approval. Landlord shall request such approval from Landlord’s lender in the form required by such lender within five (5) business days after Tenant’s execution of this Amendment and shall thereafter use commercially reasonable efforts to obtain approval of this Amendment from Landlord’s lender. Tenant shall have the right to rescind its signature to this Amendment if Landlord, for whatever reason, has not executed this Amendment on or before June 30, 2017.
21.Binding Effect. This Amendment shall be binding on the heirs, administrators, successors and assigns of the parties hereto.
22.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together, shall constitute a whole. It shall be fully executed when each party whose signature is required has signed at least one counterpart notwithstanding that all parties have not executed the same counterpart. The parties agree that signatures transmitted electronically shall be binding as if they were original signatures, provided the parties will thereafter submit to each other fully executed original copies.

IN WITNESS OF THIS FIRST AMENDMENT OF LEASE, Landlord and Tenant have properly executed it as of the date set out on page one.

LANDLORD: BOP 1801 CALIFORNIA STREET LLC, and BOP 1801 CALIFORNIA STREET II LLC		TENANT: IBOTTA, INC

By:	/s/ David Sternberg	By:	/s/ K Voermann
Name:	David Sternberg	Name:	K Voermann
Title:	Executive Vice President	Title:	Chief Financial Officer
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